NEWS RELEASE
Kaman Corporation
1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7100 www.kaman.com

KAMAN ANNOUNCES RESTRUCTURING PLAN

BLOOMFIELD, Connecticut (September 7, 2017) - Kaman Corporation (NYSE:KAMN) today announced a restructuring plan resulting from its ongoing effort to improve capacity utilization and operating efficiency to better position the Company’s Aerosystems business for increased profitability and growth. The restructuring primarily affects the Aerospace segment’s Connecticut Composite Structures division in Bloomfield, Connecticut, and its fabricated products operations in Hyde, United Kingdom.

In the U.S., the Company expects to close its Connecticut Composite Structures division and transfer its programs to the Company’s composites facility in Wichita, Kansas and to its Air Vehicles and MRO division in Bloomfield, Connecticut. In the United Kingdom, the Company expects to transfer substantially all of its fabricated products production currently taking place at the Company’s Hyde facility to its Darwen facility. Any planned workforce reductions at the Hyde facility are subject to change to reflect the outcome of any necessary consultations and negotiations with the unions and works councils representing the affected employees.

The Company currently expects these actions will result in approximately $8.0 million to $10.0 million in pre-tax restructuring charges, beginning in the third quarter of 2017 through the planned completion of restructuring activities in the fourth quarter of 2018, approximately $5.0 million of which is expected to be recorded in 2017. Of these charges, $5.5 million to $6.5 million are expected to result from cash outlays for employee separation and other closure-related expenses and $2.5 million to $3.5 million of the charges are expected to relate to non-cash charges for the write down of inventory and the impairment of long-lived assets. On an annualized basis beginning in 2019, the Company anticipates these restructuring actions will result in total cost savings of approximately $4.0 million.

Certain of the foregoing statements regarding workforce reductions, restructuring charges, the timing of those actions, anticipated savings and cash expenditures constitute “forward-looking statements.” These statements are protected by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that these forward-looking statements will be accurate since they are based on many assumptions which involve risks and uncertainties, both known and unknown. The following important factors could cause the estimated employee reductions, restructuring expense, estimated savings and timing to differ: changes in economic or industry conditions; issues arising from rationalization of operations; prolonged negotiations and consultations with the union and/or works councils and other risks identified in the Company’s reports and public announcements filed with or furnished to the Securities and Exchange Commission. Any forward-looking statements included in this release are as of the date made and the Company does not intend to update them if its views later change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of  our SH-2G Super Seasprite maritime helicopters; manufacture and support of our K-MAX® manned and unmanned medium-to-heavy lift helicopters; and engineering design, analysis and certification services.  The company is a leading distributor of industrial parts, and operates approximately 240 customer service centers and five distribution centers across the U.S. and Puerto Rico. Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management. More information is available at www.kaman.com.

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Investor Contact:
James Coogan
VP, Investor Relations
(860) 243-6342
james.coogan@kaman.com

Media Contact:
Eric Remington
VP, Govt. Relations and Communications
(860) 243-6334
eric.remington@kaman.com